Code of Business Conduct and Ethics

1. Introduction

We require high standards of professional and ethical conduct from our employees. Our reputation with our shareholders, business partners, prospective investors and other stakeholders for honesty and integrity is key to the success of our business. No employee will be permitted to achieve results through violations of laws or regulations, or through unscrupulous dealings.

We intend that the Company's business practices will be compatible with the economic and social priorities of each location in which we operate. Although customs vary by country and standards of ethics may vary in different business environments, honesty and integrity must always characterize our business activity. If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

This Code reflects our commitment to a culture of honesty, integrity and accountability and outlines the basic principles and policies with which all employees are expected to comply.

Please read this Code carefully.

In addition to following this Code in all aspects of your business activities, you are expected to seek guidance in any case where there is a question about compliance with both the letter and the spirit of our policies and applicable laws. This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees of the Company. This Code does not supersede the specific policies and procedures that are covered in the Company's operating manuals or in separate specific policy statements. References in this Code to the "Company" means Lion Copper and Gold Company. or any of its subsidiaries.

Reference to "employees" includes officers and directors.

Those who violate the standards set forth in this Code will be subject to disciplinary action up to and including dismissal.

If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 16 below.

Your cooperation is necessary to the continued success of our business and the cultivation and maintenance of our reputation as a good corporate citizen.

2. Compliance With Laws, Rules And Regulations

Compliance with the letter and spirit of all laws, rules and regulations applicable to our business is critical to our reputation and continued success. All employees must respect and obey the laws of the cities, provinces, states and countries in which we operate and avoid even the appearance of impropriety. Not all employees are expected to know the details of these laws, but it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel. The Company may hold information and training sessions to promote compliance with laws, rules and regulations, including insider trading laws.

3. Conflicts Of Interest

A conflict of interest occurs when an individual's private interest interferes, or appears to interfere, in any way with the interests of the Company. A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are likely to pose conflicts of interest, as are transactions of any kind between the Company and any other organization in which you or any member of your family have an interest.

Activities that could give rise to conflicts of interest are prohibited unless specifically approved by the Board of Directors or the Audit Committee. It is not always easy to determine whether a conflict of interest exists, so any potential conflicts of interests should be reported immediately to your supervisor or the Company's general legal counsel.

4. Corporate Opportunities

Employees are prohibited from taking for themselves personally opportunities that arise through the use of corporate property, information or position and from using corporate property, information or position for personal gain. Employees are also prohibited from competing with the Company directly or indirectly. Employees owe a duty to the Company to advance the legitimate interests of the Company when the opportunity to do so arises.

5. Confidentiality

Employees must maintain the confidentiality of information entrusted to them by the Company or that otherwise comes into their possession in the course of their employment, except when disclosure is authorized or legally mandated. Employees may be required to execute a standard form confidentiality agreement upon starting employment or from time to time during the course of employment. The obligation not to disclose confidential information continues even after you leave the Company.

Confidential information includes all non-public information that may be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us.

6. Protection And Proper Use Of Company Assets

All employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. Any suspected incidents of fraud or theft should be immediately reported for investigation.

Company assets, such as funds, products or computers, may only be used for legitimate business purposes or other purposes approved by management. Company assets may never be used for illegal purposes.

The obligation to protect Company assets includes proprietary information.

Proprietary information includes any information that is not generally known to the public or would be helpful to our competitors. Examples of proprietary information include intellectual property, such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data or reports. Unauthorized use or distribution of this information is a violation of Company policy. It may also be illegal and may result in civil and criminal penalties. The obligation not to disclose proprietary information continues even after you leave the Company.

7. Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner's consent or inducing the disclosures of proprietary information or trade secrets by past or present employees of other companies is prohibited. Each employee should endeavor to deal fairly with the Company's customers, suppliers, competitors, employees, and stakeholders. No employee should take unfair advantage of anyone through illegal conduct, manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

8. Discrimination And Harassment

We value the diversity of our employees and are committed to providing equal opportunity in all aspects of employment. Abusive, harassing or offensive conduct is unacceptable, whether verbal, physical or visual. Examples include derogatory comments or actions based on race, ethnicity, religion, sexual orientation, age, or disability and unwelcome sexual advances. Employees are encouraged to speak out when a co-worker's conduct makes them uncomfortable, and to report harassment when it occurs.

9. Safety And Health

We are all responsible for maintaining a safe and healthy workplace by following safety and health rules and practices. The Company is committed to keeping its workplaces free from hazards. Please report any accidents, injuries, unsafe equipment, practices or conditions immediately to a supervisor or other designated person. Threats or acts of violence or physical intimidation are prohibited.

In order to protect the safety of all employees, employees must report to work in condition to perform their duties and free from the influence of any substance that could prevent them from conducting work activities safely and effectively. The use of alcohol and illegal drugs in the workplace is prohibited.

10. Financial Statements And Recordkeeping

Honest and accurate recording and reporting of information is critical to our financial reporting and our ability to make responsible business decisions. The Company's accounting records are relied upon to produce reports for the Company's management, shareholders, creditors, governmental agencies and others. Our financial statements and the books and records on which they are based must truthfully and accurately reflect all corporate transactions and conform to all legal and accounting requirements and our system of internal controls.  A separate Code of Ethical Conduct for Financial Managers forms part of this Code as Schedule "A".

All employees have a responsibility to ensure that the Company's records, including accounting records, do not contain any false or intentionally misleading entries. We do not permit intentional misclassification of transactions as to accounts, departments or accounting periods. All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

All Company books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect Company transactions and must conform to both applicable legal requirements and the system of internal controls of the Company. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable laws or regulations.

Business records and communications may become public through legal or regulatory investigations or the media. We should avoid exaggeration, derogatory remarks, legal conclusions or inappropriate characterizations of people and companies. This applies to communications of all kinds, including email and informal notes or interoffice memos. Records should be retained and destroyed in accordance with the Company's records storage and retention policy.

11. Use Of E-Mail And Internet Services

E-Mail systems and Internet services are provided to help us do work. Incidental and occasional personal use is permitted, but never for personal gain or any improper purpose. You may not access, send or download any information that could be insulting or offensive to another person, such as sexually explicit material or jokes, unwelcome propositions, ethnic or racial slurs, or any other message that could be viewed as harassment. Also remember that "flooding" our systems with junk mail and trivia hampers the ability of our systems to handle legitimate Company business and is prohibited.

Employees should not download copyrighted materials, should not copy material that is not licensed to the Company and should follow the terms of a license when using material that is licensed to the Company. No changes should be made to licensed materials without the prior consent of the Company. In addition, employees are discouraged from downloading games and screensavers, as these are common sources of viruses.

Your messages (including voice mail) and computer information are considered the Company's property and you should not have any expectation of privacy. Unless prohibited by law, the Company reserves the right to access and disclose this information as necessary for business purposes. Use good judgment, and do not access, send messages or store any information that you would not want to be seen or heard by other individuals.

12. Political Activities And Contributions

We respect and support the right of our employees to participate in political activities. However, these activities should not be conducted on Company time or involve the use of any Company resources such as telephones, computers or supplies. Employees will not be reimbursed for personal political contributions.

We may occasionally express our views on local and national issues that affect our operations. In such cases, Company funds and resources may be used, but only when permitted by law and by our strict guidelines. The Company may also make limited contributions to political parties or candidates in jurisdictions where it is legal and customary to do so. No employee may make or commit to political contributions on behalf of the Company without the approval of senior management.

13. Gifts And Entertainment

Business gifts and entertainment are customary courtesies designed to build goodwill among business partners. These courtesies include such things as meals and beverages, tickets to sporting or cultural events, discounts not available to the general public, travel, accommodation and other merchandise or services. In some cultures they play an important role in business relationships. However, a problem may arise when such courtesies compromise - or appear to compromise - our ability to make objective and fair business decisions.

Offering or receiving any gift, gratuity or entertainment that might be perceived to unfairly influence a business relationship should be avoided. These guidelines apply at all times, and do not change during traditional gift-giving seasons. No gift or entertainment should ever be offered, given, provided or accepted by any director or employee of the Company, or by any family member of a director or employee, unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any applicable laws or regulations. Please discuss with your supervisor any gifts or proposed gifts if you are uncertain whether they are appropriate.

14. Waivers Of This Code Of Business Conduct And Ethics

Any waiver of this Code  may be made only by the Board of Directors or the Audit Committee. Any such waiver will be promptly disclosed to the extent required by applicable laws or stock exchange regulations. However, no waiver as to any rights or remedies of the Company's directors and employees under applicable laws relating to any suspected violation of this code shall be permitted.

15. Reporting Of Any Illegal Or Unethical Behavior

We have a strong commitment to conduct our business in a lawful and ethical manner. Employees are encouraged to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation and to report violations of laws, rules, regulations or this Code. We prohibit retaliatory action against any employee who, in good faith, reports a possible violation. It is unacceptable to file a report knowing it to be false.

16. Compliance Procedures

This Code cannot, and is not intended to, address all of the situations you may encounter. There will be occasions where you are confronted by circumstances not covered by policy or procedure and where you must make a judgment as to the appropriate course of action.

Since we cannot anticipate every situation that may arise, it is important for the Company to set forth a general way to approach a new question or problem. These are the steps to keep in mind:

• Make sure you have all of the facts. In order to reach the right solutions, you must be as fully informed as possible.

• Ask yourself what you are specifically being asked to do. This analysis will enable you to focus on the specific issues that are raised and the available alternatives. Use your judgment and common sense. If something seems unethical or improper, it probably is.

• Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and to discuss the problem.

• Discuss the problem with your supervisor. This approach is best in most if not all situations. Your supervisor may be more knowledgeable about the issue and will appreciate being brought into the process. It is a supervisor's responsibility to help you to solve problems.

• Seek help from Company resources. In the rare instance in which it may not be appropriate to discuss an issue with your supervisor, or in which you feel uncomfortable approaching your supervisor, discuss the problem with the Company's general legal counsel. If you prefer to write, address your concerns to the Company's general legal counsel or the Chief Executive Officer.

• You may report ethical violations in confidence and without fear of retaliation. The Company's Whistleblower Policy sets out procedures for the confidential receipt, retention, and treatment of complaints received by LionCG regarding accounting, internal accounting controls, auditing matters or any alleged violation of any Corporate Governance Policies. If your situation requires that your identity be kept secret, the Company will protect your anonymity. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations. An officer or employee who retaliates against someone who has reported an ethical violation in good faith is subject to discipline up to and including termination of employment. These procedures are intended to encourage and enable employees and others to raise serious concerns within the Company rather than seeking resolution outside the Company.

• Ask first. If you are unsure of the proper course of action, seek guidance before you act.

Schedule "A"

Code Of Ethical Conduct For Financial Managers

Introduction

This Code of Ethical Conduct for Financial Managers ("Code") applies to all Financial Managers of Lion Copper and Gold Company.  (the "Company").  Financial Managers are the Company's principal executive officer, principal financial officer, principal accounting officer (s), controller or person performing similar functions.

This Code covers a wide range of financial and non-financial business practices and procedures.  This Code does not cover every issue that may arise, but it sets out basic principles to guide all Financial Managers of the Company.  If a law or regulation conflicts with a policy in this Code, the Financial Manager must comply with the law or regulation.  If a Financial Manager has any questions about this Code or potential conflicts with a law or regulation, they should contact the Company's Board of Directors, Audit Committee or General Counsel.

Each Financial Manager shall recognize that Financial Managers hold an important and elevated role in corporate governance.  They are uniquely capable and empowered to ensure that the Company's, its stockholders' and other stakeholders' interests are appropriately balanced, protected and preserved.  Accordingly, this Code provides principles to which Financial Managers are expected to adhere and advocate.  The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the Company, the stockholders, other stakeholders and the public.

Financial Code Principles And Responsibilities

Financial Managers shall adhere to and advocate to the best of their knowledge and ability the following principles and responsibilities governing their professional and ethical conduct.

1. Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.  A "conflict of interest" exists when an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company.

2. When disclosing information to constituents, provide them with information that is accurate, complete, objective, relevant, timely and understandable.  Reports and documents that the Company files with the Securities and Exchange Commission or releases to the public shall contain full, fair, accurate, timely and understandable information.  The principal executive officer and principal financial officer shall review the annual and quarterly reports, certify and file them with the Securities and Exchange Commission.

3. Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

4. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

5. Protect and respect the confidentiality of information acquired in the course of their work except when authorized or otherwise legally obligated to disclose.  Confidential information acquired in the course of their work shall not be used for personal advantage.

6. Achieve responsible use of and control over all assets and resources employed by or entrusted to them.

7. Promptly report code violations to the Company's Chairman of the Board and Audit Committee Chairman.

Waivers Of The Code

Any waiver of this Code for Financial Managers may be made only by the Audit Committee of the Board of Directors and will be promptly disclosed as required by law or the private regulatory body.  Requests for waivers must be made in writing to the Company's Chairman of the Board and Audit Committee Chairman prior to the occurrence of the violation of the Code.

Reporting Of Violations Of The Code, Illegal Or Unethical Behavior

Financial Managers should report observed violations of the Code and illegal or unethical behavior to the Company's Chairman of the Board and Audit Committee Chairman, in accordance with the Whistleblower Policy.  All reports will be treated in a confidential manner and it is the Company's policy to not allow retaliation for reports made in good faith of misconduct by others.  The Company's Audit Committee will lead all investigations of alleged violations or misconduct.  Financial Managers are expected to cooperate in internal investigations of misconduct and violations of this Code.

Violations Of The Code

Financial Managers who violate the standards of this Code will be subject to disciplinary action, which may include termination of employment, civil action and/or referral to law enforcement agencies for criminal prosecution.